Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the registration of 2,750,000 shares of OGE Energy Corp. common stock and associated preferred share purchase rights of our reports dated February 26, 2008, with respect to the consolidated financial statements and schedule of OGE Energy Corp., and the effectiveness of internal control over financial reporting of OGE Energy Corp., included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

                                                                                                                                /s/ ERNST & YOUNG LLP

Oklahoma City, Oklahoma

June 25, 2008